Press Release
                                               FOR IMMEDIATE RELEASE


Contact:      Sandra Novick
              Director of Marketing
              (631) 537-1001, ext. 263




                  Bridge Bancorp, Inc. Elects two new directors

(Bridgehampton, NY - July 22, 2002) Bridge Bancorp, Inc. (The "Company") (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that its Board of Directors elected two new members at its meeting on July 15th, 2002. Both Dennis Suskind and Charles I. Massoud will serve as Directors of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank. They will assume duties at the regularly scheduled meeting of the Board of Directors on August 19th.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc., commented, "Corporate governance is an increasingly important issue for all public companies regardless of size. The knowledge and experience of both Mr. Suskind and Mr. Massoud add new perspectives and oversight to our Board of Directors. The abilities and expertise of these individuals will augment the strengths of our Board, and support our potential for Company growth as we continue to deliver consistent financial performance to our shareholders." Mr. Tobin continued, "Both gentlemen are actively involved in our marketplace on professional and personal levels. It is our pleasure to welcome them as The Bridge Group continues to move forward with new business initiatives."

Dennis Suskind, presently serves as Councilman for the Town of Southampton. Mr. Suskind was General Partner at Goldman Sachs until his retirement in 1990. At Goldman Sachs, his responsibilities in the Commodities and Currency Division included oversight of the company's worldwide precious metal operations, with approximately 300 employees under his area of supervision. Mr. Suskind has served as Vice Chairman of both the New York Mercantile and Commodity Exchanges. He proudly serves as President of the Board of the Arthur Ashe Institute for Urban Health. Mr. Suskind continues to volunteer his time and expertise to many other

                                                      -more-


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                                                   Press Release
                                               FOR IMMEDIATE RELEASE


Contact:      Sandra Novick
              Director of Marketing
              (631) 537-1001, ext. 263


worthwhile organizations including service on the President's Council of Peconic Land Trust, Director of the United Equity Fund, and former membership on the Board of Trustees of the South Fork/Shelter Island Chapter of the Nature Conservancy. Mr. Suskind is President of the world renown Hampton Classic Horse Show. Dennis Suskind and his wife Cynthia are parents of four children. They have been members of the Bridgehampton community for nearly 30 years and maintain residences in Bridgehampton and Manhattan.

Charles I. Massoud holds his Masters of Business Administration from the prestigious Wharton School. Mr. Massoud worked for IBM for nearly 20 years as a marketing executive both domestically and abroad. In 1983 Mr. Massoud and his wife Ursula planted 15 acres of grapes after purchasing an old potato farm in Aquebogue, and in 1991 they sold their first wine. In 1992, Mr. Massoud took early retirement from IBM and turned a wine making hobby into his full-time profession. Today, Paumanok Vineyard has grown to 63 producing acres, with Paumanok maintaining a reputation for fine quality wines. Mr. Massoud has played a leadership role in the development of the wine industry on the East End, having been elected President of the Long Island Wine Council for five terms before stepping down in 2000. He serves as Trustee at Central Suffolk Hospital acting as Corporate Secretary and chairman of the Hospital's strategic planning committee. Charles and Ursula Massoud have three children.

The Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. In addition to its latest branch which opened July 19th in The Hampton Bays Town Center, the Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Mattituck, Montauk, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on the East End. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender and Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

                                                       -####



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